EXHIBIT 10.3

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated as of December 20, 2013, is made and entered into by and between Coral Reef Capital LLC, a Delaware limited liability company ("Consultant"), and TNR Holdings LLC, a Delaware limited liability company (the "Company").

WHEREAS, the Company recognizes that Consultant possesses knowledge and certain expertise in operational excellence and management services, and desires to retain Consultant to provide certain consulting services, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Consultant is willing to provide such consulting services and expertise to the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Consultant and the Company hereby agree as follows:

1. Engagement.  For the period commencing on the date hereof and ending on the earlier of (a) the effective date of termination of this Agreement pursuant to Section 6 and (b) the date on which Consultant disposes of all of its debt and equity interests in the Company (the "Term"), the Company hereby engages Consultant to provide certain consulting services on the terms and subject to the conditions set forth in this Agreement.  The Term may be extended for an additional period or periods with the written consent of, and upon such fees, terms and conditions as may be agreed to by, the parties hereto.

2. Duties.  (a) During the Term, Consultant shall provide to the Company and/or any of its subsidiaries such consulting services and advisory services as the Company reasonably requests from time to time (the "Consulting Services"); provided, that Consultant shall only be required to devote such time as is reasonably necessary to perform such Consulting Services.

(b) Consultant shall perform the Consulting Services in good faith, in accordance with professional standards and to the best of Consultant's abilities, and in furtherance of the objectives of the Company.

(c) Consultant agrees that in performing its duties under this Agreement, it shall at all times, and shall cause its employees to, (i) maintain all necessary authorizations and licenses and be in full compliance with applicable laws and regulations and (ii) take no action which, if performed directly by the Company, would not be in full compliance with applicable laws and regulations.

(d) Neither Consultant nor any other individual engaged by Consultant will be deemed for any purpose to be employed or engaged by, or entitled to compensation from, the Company, except as set forth herein.  For the avoidance of doubt, in no event shall Consultant be deemed to be employed by the Company.

3. Compensation:  Expenses.  (a) As full and complete consideration for providing the Consulting Services hereunder, the Company agrees to pay Consultant, and Consultant agrees to accept an amount, per year, equal to three percent (3%) of the aggregate amount of capital contributions, debt investments and equity investments (collectively, the “Investment”) made by Consultant or its affiliates (including Gulfstar Resources LLC) to or in the Company or the Company’s parent company, Armada Oil, Inc. (the "Consulting Services Fee").  With respect to the Consulting Services Fee: (i) the portion of the first annual Consulting Services Fee related to the Initial Unit Purchase (as that term is defined in the Unit Purchase Agreement of even date herewith (the “Unit Purchase Agreement”) among the Company, Gulfstar Resources LLC and the other parties thereto) shall be paid in full on the date hereof and (ii) the first annual payment of the Consulting Services Fee related to additional funding pursuant to Sections 1.3 and/or 1.4 of the Unit Purchase Agreement shall be paid in full upon the closing of such funding transactions.  Thereafter, the Consulting Services Fee shall be paid during each year of the Term in equal quarterly installments equal to three-quarters of one percent (.75%) of the aggregate Investments on March 31, June 30, September 30 and December 31 of each calendar year during the Term.

(b) Consultant shall be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the proper performance of the Consulting Services, provided that Consultant produces receipts or other documentation reasonably acceptable to the Company evidencing the incurrence of such expenses.

(c) All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(d) Consultant shall bear sole responsibility for payment on behalf of Consultant of any federal, state and local income tax withholding, social security taxes, workers' compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses.  Consultant shall not be eligible for, and hereby waives any claim to, wages, compensation incentives, profit sharing participation, stock options or other equity incentive compensation, health coverage or any other benefits provided to employees of the Company.

(e) The Company acknowledges that the Consultant and its affiliates may receive further fees and other amounts from activities unrelated to the affairs of the Company, including managing other investments, or engaging in other businesses, and that the Company shall not have any rights or interests therein and such fees shall not reduce the Consulting Services Fee.

4. Covenants of Consultant.

(a) Confidentiality and Nondisclosure.  Consultant acknowledges that, during the performance of the Consulting Services, Consultant will acquire knowledge of confidential and proprietary information relating to the Company, its subsidiaries and affiliates, including, but not limited to, trade secrets, technical information, intellectual property, business and marketing plans, strategies, customer information, process material, methodologies, technical materials, manuals and strategic options and models (collectively, “Confidential Information”).  The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant in violation of this Agreement or (ii) is or becomes available to Consultant on a non-confidential basis from a source other than the Company or its affiliates, provided that such source was not known by Consultant to be bound by any agreement to keep such information confidential, or otherwise prohibited from transmitting such information to Consultant by a contractual, legal or fiduciary obligation.  Consultant agrees that during the Term and for a period of one year thereafter, (i) Consultant shall not directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose, any Confidential Information other than (w) with the prior written consent of the Company, (x) to any representatives of the Company or its subsidiaries and affiliates or persons in the then-present employ of the Company or its subsidiaries and affiliates in the proper performance of Consulting Services, (y) to the Consultant’s investors, and (z) if required by applicable law or legal or regulatory process, but in such event, Consultant shall (A) disclose the minimum amount of Confidential Information that is legally required to be disclosed, (B) provide prompt notice to the Company of such disclosure requirement (i), and (C) cooperate with the Company, at the Company's expense, in any attempt that the Company may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such Confidential Information being disclosed; and (ii) Consultant shall not use, directly or indirectly, any Confidential Information for any purpose other than the performance of the Consulting Services, or for the benefit of anyone other than the Company and its subsidiaries and affiliates.  Consultant agrees to take all commercially reasonable precautions to maintain the confidentiality of' the Confidential Information, and agrees that the precautions taken by the Company and its affiliates to maintain such confidentiality are reasonable under the circumstances.

(b) Return of Company Property.  All Confidential Information, intellectual property, data systems, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its subsidiaries whether prepared by Consultant or otherwise coming into Consultant's possession in the course of the performance of the Consulting Services shall be the exclusive property of the Company and shall be delivered to the Company (including, without limitation, any copies thereof) promptly upon request by the Company or, in any event, upon the termination or expiration of this Agreement.

5. Indemnification.  (a) The Consultant, its affiliates and each of their respective officers, directors, partners, employees, agents, stockholders and members (each, a "Consultant Party") will not be liable to the Company or any of its members (i) for mistakes of judgment or for any act or omission suffered or taken by it, or for losses due to any such mistake, action or inaction, except to the extent that such mistake, action, or inaction was caused by the gross negligence, willful misconduct or bad faith of such Consultant Party, or (ii) for the negligence, bad faith or other conduct of any independent contractor of the Consultant selected by such Consultant Party, provided that such independent contractor was selected, engaged or retained in good faith.

(b) In the event that any Consultant Party shall, notwithstanding the provisions of Section 18-303(a) of the Delaware Limited Liability Company Act (the "Act") to the contrary (and solely as a result of the inapplicability, or deemed inapplicability of such provision of the Act), become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, then the Company shall indemnify such Consultant Party and hold such Consultant Party harmless from and against any such liability of such Consultant Party (together with reasonable attorneys' fees and expenses in defending against any claimant seeking to impose any such liability), except to the extent any such liability results from fraud, gross negligence or willful or wanton misconduct on the part of such Consultant Party or the willful breach by such Consultant Party of any obligation under this Agreement.

6. Termination.  (a) Consultant may at any time, in its sole discretion, terminate this Agreement for any reason or no reason by delivering written notice of such termination to the Company specifying a termination date not less than thirty (30) calendar days from the date of delivery of such notice.

(b) At any time during the Term, the Company shall have the right to terminate this Agreement upon the occurrence of any of the following events (each, an "Event of Default"):  (i) Consultant is or becomes bankrupt or insolvent; (ii) Consultant commits gross negligence, fraud, or willful misconduct in the performance of the Consulting Services; (iii) Consultant or any of its employees commits embezzlement, theft or misappropriation of any property of the Company or its subsidiaries and affiliates; (iv) any breach by Consultant of Consultant's covenants and obligations under this Agreement after receipt of written notice from the Company and an opportunity to cure such breach during the thirty calendar day period following receipt of such notice; or (v) Consultant violates any applicable law or order of any court of competent jurisdiction which has or is reasonably expected to have, in the Company's sole and reasonable discretion, an adverse effect on the business of the Company or its subsidiaries and affiliates.  The termination of this Agreement under this subsection (b) shall be effective from the date of delivery of a written notice to Consultant by the Company specifying the event or circumstance that resulted in such termination by the Company.

(c) In the event of termination of this Agreement by Consultant or the Company under this Section 6, Consultant shall be entitled to receive a pro-rated portion of the Consulting Services Fee and any out of pocket expenses incurred by the Consultant pursuant to Section 3, through the termination date.  In such event, Consultant shall promptly deliver to the Company a written invoice for the pro-rated portion of the Consulting Services Fee and out of pocket expenses through the termination date, and the Company shall pay the invoice in full within thirty (30) days following receipt of such invoice.  Following such payment by the Company, the Company shall have no further obligations to Consultant under this Agreement.

7. Notices.  All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon the other party under the terms of this Agreement shall be in writing and shall be given by:  (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by FedEx or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case to such other party at the respective addresses and facsimile numbers set forth below:

If to the Company:

TNR Holdings LLC 71683 Riverside Drive Covington, Louisiana 70433 Attention: David Freeman Facsimile: (985) 327-5974

If to Consultant:

Coral Reef Capital LLC c/o Glenwood Capital 757 Third Avenue Suite 1703 New York, New York 10017 Attention: Marceau Schlumberger Facsimile: (646) 467-5271

with a copy (which shall not constitute notice) to:

Herrick Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: John Rogers, Esq. Facsimile: (212) 545-3359

In case of service by FedEx or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable.  In the case of service by mail, such service shall be deemed complete on the fifth business day after mailing.  The addresses and facsimile numbers to which, and persons to whose attention, notices and demands may be delivered or sent may be changed from time to time by notice served as hereinbefore provided by any party upon the other party.

8. Governing Law.  This Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without giving effect to the choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9. Mediation and Arbitration.  If any dispute arises out of or in connection with this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to seek in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association (the "AAA") under its Commercial Mediation Procedures, before resorting to arbitration, litigation or any other dispute resolution procedure.  If the dispute has not been resolved by mediation within forty-five (45) days of the filing of a submission to mediation or a written request for mediation with the AAA, the dispute shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction.  The mediation or arbitration shall be held in New York, New York, which shall be the seat of mediation or arbitration.  The arbitrator shall be selected by the parties hereto.  If the parties hereto are unable to agree on the identity of the arbitrator within ten (10) days following the expiration of the said 45-day period, the arbitrator shall be appointed by the AAA.  The parties agree that no mediator or arbitrator shall have the power to modify the terms of this Agreement.  Except as may be required by law or to protect or pursue a legal right, neither of the parties hereto, their representatives, a witness, a mediator nor an arbitrator may disclose the existence, content, or results of any mediation or arbitration, as the case may be, hereunder without the prior written consent of the other party hereto.  In the event of an urgent need for provisional measures arising (x) before the arbitration tribunal is constituted or (y) before or after mediation is commenced, either party is entitled to seek provisional measures from (i) the single emergency arbitrator appointed pursuant to the AAA's Optional Rules for Emergency Measures of Protection, or (ii) any court of competent jurisdiction, and any such request to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate; provided, however, that, after the three arbitrators are appointed, the arbitrators shall have sole jurisdiction to consider applications for provisional measures (including applications for urgent measures of protection) and any provisional measures ordered by the arbitrator or arbitrators may be specifically enforced by any court of competent jurisdiction and any court proceeding that has commenced relating to provisional measures shall be withdrawn.

10. Assignment; Successors and Assigns.  The Consulting Services are of a unique and specialized nature, and are to be rendered by Consultant in reliance upon Consultant's unique knowledge and experience.  Consequently, this Agreement and all rights and obligations hereunder are personal to Consultant and Consultant shall not, directly or indirectly, assign, delegate, transfer, sub-license, sub-contract, charge or otherwise encumber any of its interests, rights, duties or obligations under this Agreement without the prior written consent of the Company, and any purported assignment in violation hereof shall not be valid or binding on the Company.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns.  Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may, with the consent of Consultant, assign this Agreement to and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

11. No Partnership Intended.  Nothing in this Agreement shall be deemed or construed to create a co-partnership, joint venture or employer/employee relationship between the parties hereto and the services of Consultant shall be rendered as an independent contractor and not as an agent or employee of the Company or any of its subsidiaries or affiliates.  Consultant shall not (a) have any right, power or authority to create, and shall not represent to any person that it has the express power to create any obligation, express or implied, on the Company's behalf without the express prior written consent of the Company or (b) represent that it is acting other than in its capacity as an independent contractor.  This Agreement is not a contract of assurance regarding compensation, employment, continued employment, or benefit of any kind to Consultant or the beneficiaries of Consultant, and no such beneficiaries will be third-party beneficiaries hereunder.

12. No Third-Party Beneficiaries.  Except as provided in Section 10, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

13. Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings, conditions and agreements, oral or written, express or implied, with respect to the engagement of Consultant in connection with the subject matter hereof.

14. Amendment.  This Agreement may be amended, changed or modified only by an instrument in writing executed by the parties hereto.

15. Survival.  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the termination of this Agreement, irrespective of any investigation made by or on behalf of any party.

16. No Waiver.  The failure by either the Company or Consultant to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of such party's rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

17. Severability.  If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

18. Headings.  The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

19. Counterparts.  This Agreement may be executed (a) in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and (b) by telecopy or other facsimile signature (which shall be deemed an original for all purposes).

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EXHIBIT 10.3

IN WITNESS WHEREOF, this Agreement has been executed by Consultant and the Company as of the date first written above.

CONSULTANT

CORAL REEF CAPITAL LLC

By:
Name:  Marceau Schlumberger
Title:    Member

COMPANY

TNR HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Consulting Services Agreement]